Exhibit 99.1

VENTYX BIOSCIENCES ANNOUNCES $176.6 MILLION PRIVATE PLACEMENT OF COMMON STOCK

SEPTEMBER 19, 2022

ENCINITAS, Calif., Sept. 19, 2022 (GLOBE NEWSWIRE) — Ventyx Biosciences, Inc. (Nasdaq: VTYX) (“Ventyx”), a clinical-stage biopharmaceutical company focused on advancing novel oral therapies that address a range of inflammatory diseases with significant unmet medical need, announced today that it has entered into a stock purchase agreement for the sale of 5,350,000 shares of its common stock at an offering price of $33.00 per share in a private placement to certain qualified institutional buyers and institutional accredited investors. Gross proceeds of the private placement are expected to be approximately $176.6 million, before deducting placement agent fees and other expenses. The private placement is expected to close on September 20, 2022, subject to the satisfaction of customary closing conditions.

The private placement was led by Redmile Group, with participation by Boxer Capital, Braidwell LP, EcoR1 Capital, Vivo Capital, Great Point Partners, LLC, Adage Capital Management, Logos Capital, Maven Investment Partners US, Acuta Capital Partners, CaaS Capital Management, Driehaus Capital Management, Woodline Partners LP and Walleye Capital and other investors, including two large mutual funds.

Ventyx currently intends to use the net proceeds from the proposed private placement, together with existing cash and cash equivalents, to fund the clinical development of VTX958, VTX002, VTX2735 and VTX3232, the preclinical development of other programs, research activities and working capital and other general corporate purposes. With the proceeds from the private placement, Ventyx expects to extend its cash runway into 2025. This cash estimate is a preliminary estimate and is based on information available to management as of the date of this private placement, and these estimates could change.

Morgan Stanley, Jefferies, Piper Sandler and LifeSci Capital are acting as the placement agents for the private placement.

The securities being issued and sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any states’ securities laws, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Ventyx has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in this private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ventyx Biosciences

Ventyx is a clinical-stage biopharmaceutical company focused on developing innovative oral medicines for patients living with autoimmune and inflammatory disorders. We believe our ability to efficiently discover and develop differentiated drug candidates will allow us to address important unmet medical need with novel oral therapies that can shift immunology markets from injectable to oral drugs. Our current pipeline includes three clinical-stage internally discovered programs targeting TYK2, S1P1R and NLRP3, positioning us to become a leader in the development of oral immunology therapies. Ventyx is headquartered in Encinitas, California.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Ventyx’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding management’s beliefs regarding the company’s cash runway following the closing of the private placement. The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation, market risks and other market conditions; the risk that the conditions to the closing of the private placement are not satisfied; potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the ongoing global outbreak of the COVID-19 pandemic, or from the ongoing military conflict in Ukraine, including clinical trial delays; Ventyx’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing, which may be impacted by disruptions in the supply chain, including raw materials needed for manufacturing, animals used in research, delays in site activations and enrollment of clinical trials; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Ventyx’s clinical trials and preclinical studies for its product candidates; interim results not necessarily being predictive of final results; the potential of one or more outcomes to materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; Ventyx’s ability to obtain and maintain intellectual property protection for its product candidates; the use of capital resources by Ventyx sooner than expected; and other risks described in Ventyx’s prior press releases and Ventyx’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of Ventyx’s Quarterly Report on Form

10-Q filed on August 15, 2022, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact

Patti Bank

Managing Director

Westwicke Partners

(415) 513-1284

IR@ventyxbio.com